PRESS RELEASE

Nephros Announces Preliminary Financial Results for First Quarter 2018

Anticipates 39% Year-over-Year Product Revenue Growth;
Reiterates $6 million 2018 Revenue Target

SOUTH ORANGE, NJ, April 16, 2018 /PR Newswire-FirstCall/ – Nephros, Inc. (OTCQB: NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration (HDF) system for use with a hemodialysis (HD) machine for the treatment of patients with End Stage Renal Disease (ESRD), today announced preliminary financial results for the first quarter of 2018.

Nephros expects product revenue for the first quarter ended March 31, 2018, to be approximately $958,000, an increase of approximately 39% over the same period in 2017. Total revenue for the quarter is projected to be approximately $985,000, an increase of approximately 34% over the same period in 2017.

Net cash used in operating activities for the first quarter 2018 is expected to be approximately $668,000, including approximately $588,000 of catch-up supplier payments and approximately $50,000 associated with the company’s move to a new headquarters. Nephros ended the quarter with approximately $1.7 million in cash.

“The first three months of 2018 reflected our typical seasonal pattern, yet still recorded robust growth compared to the same period of 2017,” said Daron Evans, President and Chief Executive Officer. “The first quarter is generally our slowest, largely due to fewer infection outbreaks during cold weather months. However, the second quarter is already off to a very strong start, and we remain confident about our 2018 revenue target of $6 million.”

“We took advantage of our relatively strong cash position to invest in our new headquarters facility, and to bring our supplier payables up to date,” said Andy Astor, Chief Financial Officer. “This puts us in a strong position going into the second quarter, in which we anticipate positive cash flow from operating activities.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters (known as ultrafilters), as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Nephros ultrafilters are used primarily in hospitals and medical clinics to retaining bacteria (i.e. Legionella, Pseudomonas), viruses, and endotoxins from water. These ultrafilters provide barriers that assist in improving infection control in sinks, showers, and ice machines. Additionally, Nephros ultrafilters are used in dialysis centers for assisting in the removal of biological contaminants from the water and bicarbonate concentrate supplied to patients via hemodialysis machines.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s expected financial results for the quarters ending March 31, 2018 and June 30, 2018, as well as the fiscal year ending December 31, 2018, its expected growth in medical, commercial and industrial filter sales, anticipated investment in the development of a second generation HDF system and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2017. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor

CFO, Nephros

andy@nephros.com

(201) 345-0824